UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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BB&T Corporation

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From the Desk of John P. Howe III, M.D.

Chair, Compensation Committee

April 7, 2015

Dear Fellow Shareholder:

You recently received the proxy statement and related materials for the 2015 Annual Meeting of Shareholders of BB&T Corporation that will be held on April 28, 2015. In the proxy statement, the Board of Directors recommends a vote “FOR” the vote on an advisory resolution to approve BB&T’s executive compensation program, commonly referred to as a “say on pay” vote (Proposal 3).

As the Chair of the Compensation Committee of BB&T’s Board of Directors, I am writing to provide you with some additional information about why a vote “FOR” Proposal 3 is appropriate. I hope that you will find this information helpful. Any defined terms have the same meaning as set forth in the proxy statement.

BB&T’s Commitment to Pay for Performance

The Compensation Committee is committed to maintaining a rigorous pay for performance executive compensation program. As described in the proxy statement, while BB&T delivered superior long-term shareholder returns and good absolute one-year and three-year total shareholder return (“TSR”) results, our TSR results on a relative basis slightly lagged our Peer Group in the one- and three-year comparisons. However, the proxy statement also shows that actual compensation paid for 2014 decreased for each of the NEOs in a year when BB&T did not achieve one of the primary financial goals set forth in the compensation program. This is the essence of pay for performance.

The charts below (from our proxy statement) demonstrate our strong TSR performance through the financial crisis, the premium that the market has consistently placed on the BB&T franchise relative to the Peer Group and BB&T’s superior stock price performance through the recession and recovery.

(1)	Reflects market capitalization weighted annual TSR measured at fiscal year-end.
(2)	Source: SNL Financial; Note: Tangible book value per share generally represents the amount of money an investor would theoretically receive for each share if a company were liquidated at the values stated on the company’s balance sheet, excluding goodwill and other intangibles.

Moreover, our one-year TSR results place us slightly below the Peer Group median and our three-year TSR results were within 2.5 percentage points of five of our peers (PNC, Fifth Third, U.S. Bank, M&T and Zions). Some overemphasize short-term TSR performance but to do so fails to account for the tremendous longer-term value BB&T preserved as we navigated the financial crisis. Through the financial crisis, BB&T never posted a quarterly loss, preserved shareholder value and demonstrated a steadfast commitment to maintain and increase the dividend.

BB&T’s performance for 2014 was highlighted by financial successes, such as record net income available to common shareholders of $2.0 billion and strategic successes, such as the announced acquisitions of Susquehanna Bancshares, Inc. and The Bank of Kentucky Financial Corporation. Success continues in 2015 with positive results from the Federal Reserve’s Comprehensive Capital Analysis and Review (“CCAR”) and announced plans to increase BB&T’s quarterly dividend by $0.03 to $0.27, a 12.5% increase (which is subject to final Board approval). After the announced post-CCAR dividend increases take effect for BB&T and each member of the Peer Group, BB&T will be tied for first in the Peer Group for annualized dividend yield.

(1)	Source: CLSA and Company Reports; Note: Assumes bank-announced capital actions post 2015 CCAR.

BB&T’s Peer Group and Pay Positioning Practices are Appropriate

We take the selection of the BB&T Peer Group very seriously and the Compensation Committee has consistently selected a peer group of companies that are as similar as possible to BB&T in terms of size and business model. We consider BB&T’s peers to be regional banks, not credit card companies and not money center banks. A necessary corollary of our Peer Group selection practice is that our Peer Group has a wide range in terms of company size, with assets ranging from approximately $57 billion to $402 billion (at December 31, 2014). BB&T, with approximately $186 billion in assets (at December 31, 2014), is in the 75th percentile of the Peer Group in terms of asset size, is about 1.7x the asset size of the Peer Group median and is about 1.8x the market capitalization of the Peer Group median. We would prefer to have a Peer Group with a highly similar business model and a highly similar asset size, but we do not believe this is possible as there are not enough regional banks in business today that meet this profile.

We have elected to target, for 2014 and on a going forward basis, total compensation of our CEO and other NEOs between the median and the 75th percentile of target total compensation of our Peer Group. Based on BB&T’s relatively larger size and consistently superior financial performance, the Compensation Committee is confident that it has selected an appropriate Peer Group and is justified at positioning total compensation within a range that is commensurate with BB&T’s size and performance. Using a broader range for pay positioning allows the Compensation Committee greater flexibility in setting and evaluating the compensation of the leaders who have roles of tremendous responsibility due to BB&T’s size and complexity but, for the sake of clarity, this general pay positioning practice does not mean that all positions are targeted or paid at the 75th percentile of the Peer Group.

Increases in Our CEO’s Reported Compensation for 2014 Largely Due to Pension and Other Post-Employment Benefits

We believe that BB&T’s shareholders benefit from the 42 years of dedicated service to BB&T by Kelly S. King, BB&T’s CEO. As a result of this long and valuable service, Mr. King has built up significant pension and other post-employment benefits. For 2014, our CEO’s compensation package may appear outsized relative to the CEOs of our Peer Group, but this is because the reported values of Mr. King’s pension and other post-retirement benefits were inflated by the new mortality tables and discount rate declines as discussed in the proxy statement. The heightened reported values of these benefits are driven by accounting rules and there were no fundamental changes to these benefits or the value these programs will ultimately convey to Mr. King in retirement. When considering our pay package, we urge you to also consider the fact that BB&T is one of the relatively few remaining American companies that is strong enough to continue to offer an open defined benefit pension plan to substantially all of its associates. When pension and post-retirement benefits are excluded from a relative comparison of our CEO’s compensation package versus the Peer Group, our CEO pay is approximately 1.01x the median CEO compensation of the Peer Group, indicating that our CEO’s pay for 2014 was appropriate and right-sized given our performance.

Positive Changes in BB&T’s 2014 Pay for Performance Executive Compensation Program

The Compensation Committee made significant changes to BB&T’s executive compensation program for 2014 that are positive to shareholders and create greater pay and performance alignment. Specifically, as noted in our proxy statement:

•	Our NEOs’ base salaries for 2014 remained unchanged from 2013.

•	The maximum level of achievement for the 2014 Annual Incentive Awards was reduced to a payout of 125% of the target award opportunity, as compared to 150% in 2013.

•	The maximum LTIP payouts for the 2014-2016 performance period were reduced to 125% from 150% in 2013.

•	Despite the reductions in maximum payment opportunities for Annual Incentive Awards and LTIP, there were no increases in target award opportunities to offset the reduced upside.

•	An absolute performance goal was added to the relative return on common equity (“ROCE”) performance goal for the 2014-2016 LTIP.

•	For 2014, all NEO equity awards (consisting of RSUs and stock options) include a performance-based vesting component (in addition to three year ratable vesting), which provides that for the performance component to be satisfied, the Compensation Committee must not have determined to cancel any part of the unvested shares (up to 100%) as a result of either (i) a significant negative risk outcome as a result of a corporate or individual action or (ii) BB&T’s incurring an annual operating loss for the fiscal year ending in the vesting period. In 2013, performance conditions did not apply to stock options and applied only to a portion of RSU awards, but for 2014 these conditions apply to 100% of NEO RSU and stock option awards.

Our compensation program is heavily performance-based, with 86% of the CEO’s actual 2014 pay being at-risk based on BB&T’s performance. Approximately 64% of the CEO’s actual 2014 pay was delivered via long-term compensation elements (i.e., LTIP, stock options and RSUs). Of those long-term elements, approximately 39% was delivered in the form of a cash LTIP award, which was based on how well BB&T performed relative to the Peer Group on the critical performance measure of ROCE. Stock options, which reward management only to the extent that the stock price rises, made up an additional 12% of the long-term incentive, with the balance being comprised of performance conditioned RSUs. Our 2014 Annual Incentive Award (which was approximately 22% of the CEO’s actual 2014 pay) was based on the achievement of rigorous specific earnings per share and superior return on assets performance relative to the Peer Group.

In addition, in order to address industry-specific and regulatory concerns about risk, the equity performance component gives the Compensation Committee discretion to decide how much of an equity award should be forfeited (up to 100%) as a result of a significant negative risk event or if BB&T incurs an annual operating loss for the fiscal year ending in the vesting period. Risk outcomes are assessed through the rigorous risk scorecard process, as described in the proxy statement. We believe this performance component provides for appropriate risk balancing and is in the best interests of our shareholders in that it would readily allow for meaningful compensation adjustments and thereby affords the Compensation Committee flexibility to limit equity gains under a broader variety of risk-related circumstances than was possible before the performance component was introduced. Overall, we believe that equity is inherently tied to company performance, and this tie is strengthened through the use of these performance conditions.

Accordingly, we believe that our executive compensation program is strongly connected to company performance and appropriately encourages the achievement of rigorous financial goals that are in the best interests of our shareholders. As such, we believe our executive compensation program is consistent with our long-standing pay for performance compensation philosophy and BB&T’s vision, mission and values.

Conclusion

For these reasons, I urge you to vote FOR Proposal 3. Thank you for your consideration.

Sincerely,

John P. Howe III, M.D.

Chair, Compensation Committee

BB&T Corporation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3—VOTE ON AN ADVISORY RESOLUTION TO APPROVE BB&T’S EXECUTIVE COMPENSATION PROGRAM

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